    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1998

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        STERIGENICS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        95-3323502
          (STATE OR OTHER JURISDICTION               (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
       OF INCORPORATION OR ORGANIZATION)

                               4020 CLIPPER COURT
                           FREMONT, CALIFORNIA 94538
                                 (510) 770-9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JAMES F. CLOUSER
                            CHIEF EXECUTIVE OFFICER
                        STERIGENICS INTERNATIONAL, INC.
                               4020 CLIPPER COURT
                           FREMONT, CALIFORNIA 94538
                                 (510) 770-9000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

                             CARLA S. NEWELL, ESQ.
                            GUNDERSON DETTMER STOUGH
                      VILLENEUVE FRANKLIN & HACHIGIAN, LLP
                             155 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 321-2400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

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
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                                                      PROPOSED MAXIMUM        PROPOSED MAXIMUM
   TITLE OF SECURITIES          AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
    TO BE REGISTERED             REGISTERED               SHARE(1)               PRICE (1)            REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.001 per share.......      109,307 Shares             $18.5625               $2,029,011                 $599
-------------------------------------------------------------------------------------------------------------------------
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

(1) The price of $18.5625 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on August 7, 1998 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 14, 1998

                        STERIGENICS INTERNATIONAL, INC.
                         109,307 SHARES OF COMMON STOCK

     This Prospectus relates to the public offering, which is not being underwritten, of 109,307 shares (the "Shares") of Common Stock, $0.001 par value (the "Common Stock") of SteriGenics International, Inc., a Delaware Corporation ("SteriGenics" or the "Company").

     The Shares may be offered by a certain stockholder of the Company (the "Selling Stockholder") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholder" and "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholder.

     On August 13, 1998, the closing price of the Company's Common Stock on the Nasdaq National Market was $20.25 per share. The Common Stock is traded on the Nasdaq National Market under the symbol "STER."

                            ------------------------

     The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                         SEE "RISK FACTORS" ON PAGE 5.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is             , 1998

                             AVAILABLE INFORMATION

     SteriGenics is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with the Commission, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus regarding the contents of any contract or other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Commission (File No. 000-22909) pursuant to the 1934 Act are hereby incorporated by reference in this Prospectus and made a part hereof:

     1. The Company's Annual Report on Form 10-K for the year ended March 31, 1998;

     2. The Company's Current Report on Form 10-Q for the quarter ended June 30, 1998;

     3. The Company's Definitive Proxy Statement as filed with the Commission on June 22, 1998; and

     4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on July 30, 1997 and as amended on August 7, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

     Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be submitted in writing or by telephone at (510) 770-9000 to SteriGenics International, Inc., at the principal executive offices of the Company, 4020 Clipper Court, Fremont, California 94538, Attn: Investor Relations.
                            ------------------------

   This Prospectus includes trademarks of the Company and other corporations.
                            ------------------------

                         FORWARD -- LOOKING STATEMENTS

     This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the 1934 Act, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this Prospectus under "Risk Factors." In evaluating the Company's business, prospective investors should consider carefully the factors set forth in this Prospectus under "Risk Factors" in addition to the other information set forth in this Prospectus and incorporated by reference herein.

                                  THE COMPANY

     SteriGenics International, Inc. ("SteriGenics" or the "Company") is a provider of high quality contract sterilization and radiation processing services, with over 19 years of experience in the operation, design and development of Gamma irradiation ("Gamma") facilities. The Company operates 12 Gamma facilities and one electron beam radiation ("E-Beam") facility nationwide serving over 1,000 customers, primarily in the medical products market. In recent years, the Company has expanded into various non-medical sterilization and processing markets and has over 200 non-medical customers. The company expanded its technology base into E-Beam with its acquisition in December 1997 of certain assets of the Nicolet Electron Services Division of ThermoSpectra Corporation (the "Nicolet Acquisition"). The Company's objective is to be the leading provider of high quality contract sterilization and radiation processing services. SteriGenics' principal executive offices are located at 4020 Clipper Court, Fremont, California 94538, and its telephone number is (510) 770-9000.

                                  RISK FACTORS

     In addition to the other information in this Report, the following risk factors should be considered carefully in evaluating the Company and its business.

UNPREDICTABILITY OF FUTURE OPERATING RESULTS; LIKELY FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company has experienced, and expects to continue to experience, significant fluctuations in revenues and operating results from quarter to quarter. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful, and that such comparisons cannot be relied upon as indicators of future performance. In addition, there can be no assurance that the Company's revenues will grow or be sustained in future periods or that the Company will maintain its current profitability in the future. A significant component of such quarterly fluctuations results from fluctuations in the demand by the Company's customers for sterilization and radiation processing services due to varying manufacturing cycles, changes in demand for customers' products and seasonality related to growth cycles for spices and herbs and decreased demand during the third fiscal quarter and the first part of the fourth fiscal quarter due to the holiday season. Other factors that could cause the Company's operating results to vary significantly from period to period include volatility in the market for medical devices; the ability of the Company to deliver services in a timely and cost effective manner; the ability of the Company to expand successfully in the advanced applications sterilization and radiation processing market; the ability to effectively integrate and successfully expand its recently acquired E-Beam business; the timing and size of orders from the Company's customer base; the ability of the Company to obtain supplies of Cobalt 60 on a timely basis and at a reasonable cost; fluctuations in currency exchange rates because payments under certain of the Company's Cobalt 60 operating leases are payable in Canadian dollars; fluctuations in the costs of electricity for the Company's E-Beam business; loss of processing time due to maintenance; the costs associated with customer product being damaged as a consequence of overdosing and other factors; changes in interest rates; regulatory matters; and litigation, acquisitions and other extraordinary events.

     The Company's results of operations are also influenced by competitive factors, including the pricing and availability of the Company's and competing sterilization and radiation processing services; the acceptance of Gamma and E-Beam radiation as a means of sterilizing and processing products as opposed to other technologies; the ability of the Company's competitors to obtain orders from the Company's customers; the establishment of in-house sterilization capabilities by the Company's customers; the acquisition of the Company's customers by entities that do not use the Company's services; the timing of new service or technology announcements and releases by the Company and its competitors; and the entry of new competitors into the market for sterilization and radiation processing services. A large portion of the Company's expenses are fixed and difficult to reduce in a short period of time. If revenues do not meet the Company's expectations, the Company's fixed expenses would exacerbate the adverse effect of such a shortfall on net income.

     Additional factors that have a significant impact on the Company's results of operations are the timing of construction and commencement of operations of new facilities. Building new facilities requires significant capital investments in construction and equipment and, for Gamma facilities, in Cobalt 60. In addition to incurring costs associated with building and equipping such facilities, the Company also incurs costs related to Cobalt 60 and higher personnel costs in the months preceding initial operation. As a result of their own internal procedures, customers often delay qualification and use of new facilities until they have been operational for a specified period of time of up to 12 months. As a result, in the past, the Company has failed to realize a portion of anticipated revenues for the facility pending such qualification, while incurring significant start-up costs, both of which adversely affected the Company's results of operations.

     Due to these factors, as well as other unanticipated factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, the price of the Company's Common Stock would be materially adversely affected.

DEPENDENCE ON MEDICAL PRODUCTS CUSTOMERS

     The Company derives a substantial portion of its revenues from the sale of sterilization services to manufacturers of medical devices, labware and eyecare products ("medical products"), and the Company expects that the sterilization of medical products will continue to account for a significant portion of the Company's revenues for the foreseeable future. The Company thus depends to a considerable extent upon the continued growth of the market for medical products. In particular, a significant aspect of the Company's medical products business is the sterilization of single-use medical devices. As a result, the Company is dependent in part on continued growth in the market for single-use medical devices. There has recently been an increasing focus on reusable medical devices and, therefore, there can be no assurance that use of reusable medical devices will not increase. Any significant increase in the use of reusable medical devices would decrease the use of single use devices of the type sterilized by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that continued growth in the use of medical products depends on a number of factors, including the impact of health reform proposals. The Company believes that government and private insurance company efforts to contain or reduce health care costs are likely to continue. These trends may lead to fewer medical procedures being performed or the increased use of reusable medical devices, either of which could negatively impact the demand for the Company's services. In addition, the Company is dependent on the ongoing conversion of products from EtO to Gamma or E-Beam sterilization and there can be no assurance that such conversion will continue at the rate currently anticipated by the Company. Loss of significant business from medical products manufacturers, including reductions caused by large customers establishing captive facilities, changes in such customers' competitive position or a decision to purchase contract sterilization services from other suppliers, a downturn in the medical products market, or a failure of the conversion of products from EtO to Gamma at the anticipated rate could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The market for sterilization and radiation processing services is intensely competitive and is characterized by significant price competition. The Company's market is fragmented as a result of geographical limitations on the transportation of products for sterilization, multiple technologies and the mix of captive and contract facilities. In particular, the Company currently faces competition from other providers of contract Gamma sterilization services, the most significant of which is Isomedix, Inc., a subsidiary of Steris Corporation ("Isomedix"), and other providers of contract E-Beam sterilization services including The Titan Corporation, E-Beam Services Inc. and Iotron Industries Canada Inc. In addition, many products that can be sterilized using Gamma or E-Beam can also be sterilized using EtO. As a result, the Company also competes with companies that process products using EtO technology, including Cosmed Group, Inc., Griffith Micro Science, Inc. and Isomedix. Certain of the Company's competitors and potential competitors have substantially greater financial, marketing, distribution, technical and other resources than the Company or offer a broader range of sterilization technologies, which may enable them to address more of the sterilization requirements of individual customers. In addition, the Company competes with manufacturers that have or are considering establishing in-house sterilization capabilities. The Company may also in the future face competition from suppliers of Cobalt 60 radioisotope, particularly Nordion, as well as foreign providers of sterilization services. In addition, Isomedix has announced its intention to enter the California market for sterilization services, which would increase competition in that market. To the extent that the Company expands into international markets it will also be faced with competition from existing providers of sterilization and radiation processing services in those markets.

     In recent years, price competition in the sterilization and radiation processing services industry has intensified. The Company may in the future face increased competition from companies that employ new or improved technologies or that offer sterilization services that are more effective or less costly than those developed and marketed by the Company. To the extent such increase in competition were to occur, the Company may explore alternative sterilization technologies as necessary to enhance its competitive position. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to continue to compete effectively or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF EXPANSION IN ADVANCED APPLICATIONS MARKETS

     While the Company has traditionally focused primarily on the medical products market, it has increased its efforts in the advanced application contract sterilization and radiation processing market. The Company currently sterilizes a wide range of food ingredients and consumer products, including cosmetics, spices and herbs. The Company also processes various industrial compounds and other materials using both Gamma and E-Beam technologies. In addition, as a result of the Company's recently acquired E-Beam business, the Company has begun to process other advanced applications products such as semiconductors and gemstones. Many of the advanced application markets for Gamma sterilization and processing are new and emerging, and there can be no assurance that any of these markets will develop at the anticipated rate, if at all.

     Approval for the irradiation of food products is regulated by the FDA and the USDA. While the FDA has approved radiation for the processing of a variety of foods, including pork, poultry and fresh fruits and vegetables, only limited commercial sales of irradiated food have taken place. In December 1997, the FDA approved radiation for the processing of red meat, meat byproducts and food products in order to eliminate E. coli and other harmful foodborne pathogens. However, before irradiated red meat can be sold commercially, the USDA must set certain minimum standards for processors to follow. The USDA is currently reviewing the issue and is expected to set such standards later in 1998, although there can be no assurance it will do so. In addition, current FDA rules and regulations require the labeling of any retail food product that is irradiated, and to date, there has been significant consumer resistance to irradiated food. The irradiation of red meat could also result in an increase in the cost of such products to a level which may be unacceptable to most consumers. As a result, there can be no assurance that sterilization of fresh food products will gain public acceptance or will ultimately prove commercially feasible in the United States or that the Company would undertake to expand its irradiation activities to include red meat. To the extent that the Company seeks to take advantage of future opportunities in this market, such activities would require significant changes in the Company's processing techniques, including the redesign of facilities and the addition of refrigeration capabilities. Furthermore, to accommodate the perishable nature of red meat and the high processing volume that may result from the commercial irradiation of red meat, the Company could be required to expend significant capital to build specially equipped processing facilities near customer facilities.

RISKS RELATED TO GEOGRAPHIC EXPANSION USING THE MINICELL; RISKS RELATED TO INTERNATIONAL OPERATIONS

     A key element of the Company's strategy is to expand geographically into smaller regional markets and internationally using the MiniCell. There can be no assurance that manufacturers in these markets will use the Company's facilities, that such manufacturers will pay higher sterilization prices in exchange for lower transportation costs and a decrease in turn-around time or that the Company will receive enough volume of product to operate such facilities on a profitable basis. In addition, many manufacturers in these smaller markets currently use EtO to sterilize their products and would need to convert their products to Gamma. Failure of the Company to successfully introduce and operate MiniCells in these new markets could materially adversely affect the Company's business, financial condition and results of operations.

     If the Company is successful in expanding into international markets either through the use of the MiniCell or otherwise, it will be subject to a number of risks related to foreign operations, including fluctuations in currency exchange rates, political and economic conditions in various jurisdictions, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer accounts receivable payment cycles and potentially adverse tax consequences. There can be no assurance that such factors will not have a material adverse effect on the Company's future operations outside the U.S.

UNCERTAINTIES RELATED TO MINICELL LEASING

     The Company's ability to successfully lease its MiniCell will depend upon the acceptance of the Company's technology and the concept of "in-house outsourcing" (utilizing third party contractors to provide services within a manufacturer's own facility) by manufacturers with high volume sterilization needs, as well as upon the Company's ability to enter into favorable leasing terms with potential customers. The Company has not yet leased a MiniCell, and there can be no assurance that manufacturers will elect to lease a MiniCell in lieu of relying on traditional in-house sterilization operations and contract sterilization providers or that any such leases will be on terms favorable to the Company. In addition, the leasing of the MiniCell will involve a significant commitment of management attention and resources by prospective customers and may require input from and approval at multiple levels of a customer's organization. Accordingly, the Company anticipates that the MiniCell leasing process will be subject to long sales cycles typically associated with significant capital expenditures. Delay in or the failure to lease the MiniCell could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON GAMMA TECHNOLOGY

     Historically, the Company has performed all of its sterilization and radiation processing services using Gamma radiation. Because of its reliance on Gamma technology, a decline in the demand for, or the pricing of, Gamma services would have a material adverse effect on the Company's business, financial condition and results of operations. To remain competitive, the Company may also need to respond quickly to technological changes and innovations in the sterilization and radiation processing market, including changes in the technologies used to perForm Sterilization or radiation processing services that could render Gamma obsolete or noncompetitive. The Company is also dependent upon continued consumer acceptance of the Gamma sterilization of medical products and the ongoing conversion of products from EtO to Gamma sterilization. There can be no assurance that such conversion will occur at the rate anticipated by the Company. Failure by the Company to quickly and effectively respond to changes in the sterilization and radiation processing market, including the development of new technologies, or a significant increase in consumer resistance to products sterilized by Gamma, could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Competition" and "-- Risks Associated With Entry Into E-Beam Business."

SUBSTANTIAL DEBT

     As of June 30, 1998, the Company's total consolidated liabilities were $60.9 million, of which $41.9 million represented long-term debt (including current portion), its total consolidated assets were $132.6 million and its total stockholders' equity was $71.8 million. The Company's substantial level of debt presents the risk that the Company might not generate sufficient cash to service the Company's indebtedness, including its Industrial Revenue Bonds ("IRBs"), or that its debt level could limit its ability to finance an acquisition and develop additional projects, to compete effectively or to operate successfully under adverse economic conditions. As of June 30, 1998, the Company had $36.5 million of tax-free IRBs outstanding with variable interest rates as of June 30, 1998 of either 3.3% or 3.7%. Under federal regulations, the maximum aggregate amount of tax-free IRBs that the Company may issue is $40.0 million. Once the Company has issued the maximum amount of tax-free IRBs, it will be required to obtain any additional financing through higher cost funding sources. Each of the Company's IRBs is collateralized by certain assets of the Company. The Company is also required, under certain IRB agreements, to maintain cash reserves in the amount of the bond interest payments due within one year. As a result, such cash is not available to the Company for working capital or other purposes.

RISKS RELATED TO GOVERNMENT REGULATION AND STANDARDS COMPLIANCE

     The Company's business is subject to various federal, state and local laws, regulations, agency actions and court decisions. Although the Company believes it has received all licenses and permits necessary to conduct its current sterilization business, there can be no assurance that the Company will not be found in violation of applicable requirements or that governmental bodies will not seek to impose regulatory requirements not now anticipated on the Company and its business. In addition, the long-term course of regulatory policy cannot be predicted and, there can be no assurance that laws and regulations will not be applied in a manner that adversely affects the Company. The imposition of such regulatory requirements could force the Company to alter or cease operations of its facilities and could otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

     The design, construction, use and operation of commercial Gamma facilities such as those operated by the Company, and byproduct materials used in such facilities, are extensively regulated by the United States Nuclear Regulatory Commission (the "NRC"), or in some cases by various state regulatory agencies and authorities that undertake comparable regulatory functions from the NRC (the "Agreement States"). While E-Beam is not regulated by the NRC, the Company's E-Beam facility is subject to regulation by the California Department of Health Services. The Company is currently operating its E-Beam facility under a California Department of Health Services license held by ThermoSpectra Corporation pending the approval of its application for a new radioactive material license. The Company is also subject to various local zoning and permit rules in the construction of its facilities. The Company's facilities are subject to regulation by additional regulatory bodies at the federal, state and local levels, depending upon the type of product that is being irradiated. The Company's facilities are subject to the requirements of the FDA when irradiating medical devices, foods, cosmetics or food or drug packaging materials. In addition, if the Company were to begin processing meat or poultry products, it would become subject to the requirements of the Food Safety and Inspection Service of the USDA, which would require the amendment of its regulations to authorize this use of irradiation as well as the establishment of the applicable manufacturing practices that must be followed when using such irradiation. The Company is also subject to the requirements of other federal agencies, such as the United States Occupational Safety and Health Administration and the United States Environmental Protection Agency (the "EPA"). In addition, the Company is subject to the regulatory requirements of the state and local agencies in the jurisdictions where the various irradiation facilities are located.

     In addition to extensive regulation by various governmental bodies and agencies, the Company is subject to standards, guidelines and requirements established by industry organizations and other non-governmental bodies, such as the International Standards Organization ("ISO") and the Association for the Advancement of Medical Instrumentation ("AAMI"). The ISO 9002 Standard is an international quality standard that requires the Company to implement and document an effective quality assurance program which is subject to quality systems surveillance audits every six months.

     Changes in, or reinterpretations of, existing requirements and standards or adoption of new requirements beyond those described below or the failure at any time to comply with any applicable material regulations and standards could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not incur significant costs to comply with laws, regulations and other requirements in the future or that such laws, regulations and other requirements will not have a material adverse effect upon the Company's business, financial condition and results of operations.

     Violations of or noncompliance with applicable governmental requirements may result in an enforcement action including, among other things, a notice of violation, imposition of civil penalties, suspension, modification or revocation of any applicable license, criminal prosecution, or withholding or recall of the nuclear byproduct material held by the Company. Any such action would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF OPERATING FACILITIES USING RADIOACTIVE MATERIAL

     The operation of the Company's Gamma and E-Beam facilities involves special safety risks, potential liabilities related to exposure to radioactive material, and specific regulatory, radiological health and safety and environmental requirements and may raise concerns with respect to both worker safety and community reaction. Should an incident involving exposure of workers or others beyond regulatory limits to radioactive materials occur at any of the Company's facilities, the resultant liability could be substantial. Such an incident would also result in adverse community reaction, which could impact the Company's ability to continue to operate any facility involved in such an incident, as well as similar facilities. In the event any losses or liabilities related to such an incident are underinsured or exceed accumulated funds, or adequate recovery is not possible, the Company's business, financial condition and results of operations would be materially adversely affected.

     In addition, the Company may encounter resistance from those in the communities where it seeks to build additional facilities or be subject to protests or other actions in areas where it has facilities based on perceived risk of exposure to radiation on the part of those living in the communities surrounding the Company's facilities. Any actual or perceived exposure to radiation as a result of the Company's activities or a failure related to the Company's safety procedures could have a material adverse effect on the Company's business, financial condition and results of operations. See
"-- Environmental and Related Risks."

     The Cobalt 60 stored in water shielding pools at each of the Company's facilities is double encapsulated in stainless steel. There can be no assurance that these stainless steel capsules will not corrode. In 1995, the Company encountered minor corrosion in the outer encapsulation of certain of its Cobalt 60 rods, requiring their replacement. Since the quantity of Cobalt 60 in a facility is the key determinant of the amount of product that can be processed, any significant delay in the replacement of such Cobalt 60 could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Company is determined to be responsible for the corrosion, it could be required to bear the costs of transportation and reencapsulation of the Cobalt 60. Furthermore, such corrosion, if undetected, could result in radioactive material being released into the water shielding pool, which could cause contamination of the pool and potentially the related facility. Any contamination resulting from such release and the related decontamination process would have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Risks Related to Government Regulation and Standards Compliance."

     Due to the high energy levels emitted from the electron accelerator in the Company's E-Beam facility, some residual radiation remains in the cell after the accelerator is turned off and items that are in the direct path of the beam, such as equipment and portions of the concrete, may become radioactive for some period of time. Therefore, although the Company complies with federal and state regulations with regard to worker safety, workers who enter the E-Beam cell are exposed to low levels of radiation. Furthermore, the Company may be required to incur costs in connection with disposal of radioactive material in connection with the replacement of equipment or upgrading or decommissioning of its E-Beam facility.

ENVIRONMENTAL AND RELATED RISKS

     The Company's operations are subject to regulation by the EPA as well as state and local governmental agencies. Although there can be no assurance, the Company believes it currently maintains all licenses and permits necessary to conduct its current business and that it is in material compliance with applicable environmental, health and safety laws and regulations. The loss of any of the Company's licenses or permits could force the Company to suspend or terminate operations at one or more of its facilities or could otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

     Pursuant to an Asset Acquisition Agreement effective August 8, 1996 (the "Asset Agreement"), the Company purchased certain assets of RTI, Inc. ("RTI"), including property located in Haw River, North Carolina and leasehold interests in property located in Salem, New Jersey and Rockaway, New Jersey (the "Rockaway Property"). The Rockaway Property was previously owned and operated by Thiokol Chemical Corporation ("Thiokol"), and is listed on the Superfund National Priorities List ("NPL"). In 1992, RTI and Thiokol entered into an Administrative Consent Order ("ACO") with the New Jersey Department of Environmental Protection (the "NJDEP") requiring, among other things, implementation of a groundwater remedy estimated to exceed $2.0 million in costs.

     Under the Asset Agreement, RTI retained ownership of the Rockaway Property and all associated environmental liabilities as of the closing date. RTI agreed to indemnify and hold the Company harmless from and against any and all claims which may arise directly or indirectly from any use or release of hazardous substances on or under the leased premises as of the closing date. In addition, the Company obtained a letter from the NJDEP stating that the NJDEP will not institute either judicial or administrative civil proceedings against the Company for any discharge, deposit, release or disposal of hazardous substances or pollutants existing at the Rockaway Property, emanating therefrom, or occurring before the closing. However, the Company is required by the NJDEP to maintain a standby letter of credit in the amount of $500,000, contingent upon the continued clean up efforts required of RTI. The required amount of the letter of credit decreases over the life of the leasehold interest, and/or as the NJDEP requires. The Company believes, based on present information available to it, including the indemnification from RTI, the ACO among RTI, Thiokol and the NJDEP, and the NJDEP's letter stating that it will not seek recovery or remediation costs from the Company for contamination that predates the purchase of RTI's assets, that it does not face any significant environmental liability with respect to the Rockaway Property. However, there can be no assurance that the Company will not be subject to environmental liability relating to the remediation of the Rockaway Property or liability for losses suffered by adjacent property owners or other third parties, and such liability could have a material adverse effect on its business, financial condition or results of operations.

     In the spring of 1985, the Company leased over 400 stainless steel capsules of radioactive Cesium from the United States Department of Energy (the "DOE") for use at the Company's Decatur, Georgia and Westerville, Ohio irradiation facilities. On June 6, 1988, the Company discovered one or more of DOE's Cesium capsules had leaked radioactive Cesium, which is water soluble, contaminating the Company's Decatur, Georgia facility. As a result of the contamination, the Company's Decatur irradiation facility was completely shut down from June 6, 1988 until July 1996, when the Company leased the facility to a third party for a different purpose. The decontamination activities were conducted by the DOE and its contractors, and the Company filed an administrative claim with the DOE for damages the Company incurred as a result of the Cesium contamination. The DOE did not pay or deny the Company's claim within the required six-month period. As a result, the Company filed suit against the U.S. government in June 1991. Although the DOE had orally offered to fund the costs of the cleanup, the government subsequently asserted a substantial counterclaim against the Company alleging that the Company had been negligent in its handling and use of the Cesium capsules. A settlement was reached between the parties to this litigation on April 9, 1997, following a trial and notice of appeals filed by both SteriGenics, the U.S. government and two of its contractors. The presiding court entered a stipulation of dismissal effective May 9, 1997. While the litigation resulted in significant expenses and was a significant diversion of management attention, the Company is not aware of any ongoing environmental or other legal liabilities associated with the Cesium incident. However, there can be no assurance that unspecified third parties, including former employees or persons owning or occupying nearby properties, would not, in the future, assert claims against the Company in connection with the contamination of the Decatur facility. In January 1993, after the decontamination activities were completed, final survey reports were prepared by both a contractor for DOE and by a third party consultant on behalf of the Georgia Department of Human Resources, which regulates such matters in Georgia, to allow for the unrestricted use of the Decatur facility consistent with the requirements of the Georgia Department of Human Resources. The documentation and data prepared by such third party indicated that any residual radioactivity at the Decatur facility was beneath that of regulatory concern to the applicable regulatory authority. While the Company no longer uses Cesium in any of its facilities, there can be no assurance that it will not experience any incidents of radioactive contamination resulting from its use of Cobalt 60. Incidents involving radioactive contamination from use of Cobalt 60 would likely differ from incidents involving Cesium contamination in a number of respects. Cesium is a salt and water soluble, in contrast to Cobalt 60, which is a metal and not water soluble. As a result, when Cesium contamination occurs, the evaporation of contaminated water can result in Cesium being spread to a greater extent than would be the case with substances that are not water soluble, such as Cobalt 60. However, since Cobalt 60 is a metal and therefore any released amount would remain in a more concentrated form, direct exposure could potentially be more dangerous. See
"-- Risks of Operating Facilities Using Radioactive Material."

RISKS RELATED TO COBALT 60 SUPPLY

     To date, the Company has obtained its supply of the Cobalt 60 radioactive isotope from three sources. The Company's primary sources of Cobalt 60 are Nordion, a Canadian company and the world's principal source of Cobalt 60, and REVISS Services (UK) Limited ("REVISS"), a United Kingdom company and formerly a division of Amersham International plc. In addition, the Company has purchased smaller amounts of its Cobalt 60 requirements from Neutron Products Inc., a Maryland corporation. While the Company has not experienced any shortages in Cobalt 60 supply since the mid-1980s and has various supply contracts in place, there can be no assurance that it will be able to obtain sufficient supplies of Cobalt 60 from Nordion, REVISS or other suppliers on acceptable terms or that it will be able to identify and qualify alternative sources. In addition, there is no assurance that Nordion will not in the future become a competitor of the Company in the delivery of sterilization services, which could result in a decrease in the availability of Cobalt 60 from Nordion. In July 1997, Nordion announced a joint venture with Griffith Micro Science, Inc. to provide sterilization services in Mexico. If interruptions in the supply or increases in the price of Cobalt 60 were to occur for any reason, including a decision by any of the Company's suppliers to decrease or discontinue supplies of Cobalt 60 to the Company, trade restrictions with Canada or the United Kingdom, political unrest, labor disputes or other factors, the Company's business, financial condition and results of operations would be materially adversely affected. Since the Company pays for Cobalt 60 primarily in Canadian dollars, and the Canadian dollar is currently trading at levels significantly lower than it has in recent years, the Company's results of operations may be adversely affected by fluctuations in currency exchange rates. In addition, the availability and price of Cobalt 60 to the Company and its suppliers is dependent in part on the political situation in countries with large deposits of Cobalt 59 (the material that is processed into Cobalt 60), such as the Democratic Republic of Congo and the republics of the former Soviet Union. Such countries have recently experienced political unrest. In addition, since mined Cobalt 59 must be converted into Cobalt 60 in nuclear reactors, the supply of Cobalt 60 to the Company's suppliers is dependent upon the availability of nuclear reactors to convert Cobalt 59 to Cobalt 60. An interruption in the Company's supply of Cobalt 60 or significant increase in the price the Company is required to pay for Cobalt 60 would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF BUSINESS INTERRUPTION

     Any prolonged disruption in the operations at any of the Company's facilities, whether due to technical or labor difficulties, equipment malfunction, regulatory action, destruction of or damage to any facility or other reasons, would have a material adverse effect on the Company's business, financial condition and results of operations. This risk is increased since customers generally seek to have their products sterilized within a 300 mile radius of their production or distribution facilities and, therefore, it is often not feasible to transfer products to other facilities in the event of a prolonged disruption in any facility. The Company is also susceptible to natural disasters, including earthquakes, hurricanes and tornadoes, as well as other catastrophic events such as fire. Furthermore, if additional capacity is required as a result of unplanned increases in demand for the Company's services, the Company may suffer delays and increased costs in establishing other facilities or increasing production at existing facilities that could adversely affect customer relationships, cause a loss of market opportunities and have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the failure to effectively implement any design or process changes could disrupt the sterilization process, which could also adversely affect customer relationships, cause a loss of market opportunities and have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGING GROWTH; RECENT AND POTENTIAL ACQUISITIONS

     The Company has recently experienced a period of revenue growth and an expansion in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. This growth and expansion has resulted in and may continue to result in new and increased responsibilities for management personnel and has placed additional demands upon the Company's management, operating and financial systems and resources. In order to successfully integrate its expanded operations and to manage future growth, if any, the Company will be required to implement new and expanded business and financial systems, procedures and controls, and to upgrade its accounting and other internal management systems. There can be no assurance that the Company's systems, procedures, controls and staffing will be successfully managed or will be adequate to successfully support the Company's operations. Failure to manage any future growth properly would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company may in the future undertake acquisitions that could present challenges to the Company's management, such as integrating and incorporating new operations, technologies and personnel. If the Company's management is unable to effectively manage these challenges, the Company's business, financial condition and results of operations could be materially adversely affected. Furthermore, there can be no assurance that any acquisitions will result in increased revenue or positively impact the Company's profitability. Moreover, any new acquisition, depending on its size, could result in the use of a significant portion of the Company's available cash or the acquisition of additional debt or, if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's stockholders. The Company does not currently have any understandings, commitments or agreements with respect to any potential acquisition or corporate partnering arrangements. While it is an element of the Company's strategy to pursue strategic acquisitions, the Company believes that the number of potential acquisition candidates in the domestic market is limited. Therefore, there can be no assurance that the Company will successfully complete any such transaction.

DEPENDENCE ON KEY PERSONNEL

     The Company's progress to date has been highly dependent upon the skills of its key technical and management personnel, many of whom would be difficult to replace. To reach its future business objectives, the Company will need to hire additional qualified personnel in the areas of sales, engineering and management. There can be no assurance that the Company will be able to hire such personnel, as the Company must compete with other companies, academic institutions, government entities and other agencies. The number of persons with experience in Gamma sterilization and E-Beam technology is limited, and as a result, competition for such personnel is intense. There can be no assurance that the Company can retain such personnel or that it can attract or retain other highly qualified personnel in the future. The Company maintains $2.0 million of key person life insurance on James F. Clouser, the Company's Chief Executive Officer and President. The loss of any of the Company's senior management, facilities managers or other key research, regulatory, technical or sales and marketing personnel, particularly if lost to competitors, or the failure of any key employee to perform well in his or her current position, could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, the loss of James F. Clouser could have a material adverse effect on the Company's business, financial condition and results of operations.

FINANCIAL EXPOSURE TO PRODUCT LIABILITY CLAIMS

     The Company faces the risk of financial exposure to product liability claims alleging that the Company's failure to adequately perform its services resulted in adverse effects. While the Company's customers are responsible for determining the appropriate dosage of radiation their products should receive, the Company is required to certify that such dose level was achieved. There can be no assurance that the Company will not be held liable for damages that are alleged to result from improper dosing or incorrect dosage instructions received from a customer. The Company currently maintains product liability insurance with a claims limit of $5.0 million per claim and $5.0 million in the aggregate. However, there can be no assurance that the Company will avoid significant product liability claims and attendant adverse publicity. Furthermore, there can be no assurance that the Company's product liability insurance is adequate or that such insurance coverage will remain available at acceptable costs. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, adverse product liability actions could negatively affect market acceptance of the Company's services and the Company's ability to obtain and maintain regulatory approval for its products.

NEED FOR ADDITIONAL CAPITAL

     The Company requires substantial working capital to fund its business, particularly for capital expenditures, including the construction of its facilities and acquisition of Cobalt 60. There can be no assurance that as a result of acquisitions, lower than anticipated cash flows or other unforeseen events the Company will not require additional debt or equity financing. Further, there can be no assurance that additional financing, if required, will be available to the Company on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate its planned expansion, acquisitions or research, development and engineering programs. Accordingly, the inability to obtain or difficulty in obtaining such financing could have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY

     The Company relies on a combination of copyright and trade secret protection and nondisclosure agreements to protect its proprietary rights. In addition, the Company has a U.S. patent application pending on its MiniCell. There can be no assurance, however, that patent and copyright law and trade secret protection will be adequate to deter misappropriation of its technology, that any patents issued to the Company will not be challenged, invalidated or circumvented, that the rights granted thereunder will provide competitive advantages to the Company, or that the claims under any patent application will be allowed. Furthermore, there can be no assurance that others will not independently develop similar processes or designs, duplicate the Company's processes or design around any patents issued to the Company. The Company may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. The process of seeking patent protection can be time consuming and expensive and there can be no assurance that patents will be issued from currently pending or future applications or that any new patents that may be issued will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to the Company.

     The Company has received an inquiry from the Software Publishers Association (the "SPA") regarding an alleged failure to obtain proper licenses for certain third party software. The Company is in discussions with the SPA and, while there can be no assurance, the Company does not believe that the resolution of this matter will have a material adverse effect on its financial condition or operating results.

     The Company may in the future receive communications from third parties asserting that the Company is infringing certain patents and other intellectual property rights of others or seeking indemnification against such alleged infringement. No assurance can be given that any of these claims will not result in protracted and costly litigation, that damages for infringement will not be assessed or that should it be necessary or desirable to obtain a license relating to one or more of the Company's services or current or future technologies, the Company will be able to do so on commercially reasonable terms or at all.

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has fluctuated and may continue to be subject to significant fluctuations in the future. Factors such as variations in the Company's financial results, comments by securities analysts, changes in earnings estimates by securities analysts, fluctuations in the stock prices of the Company's competitors, the Company's ability to successfully sell its services in the U.S. and overseas, any loss of key management, adverse regulatory actions or decisions, evidence regarding the safety or efficacy of Gamma or E-Beam sterilization activities, announcements of extraordinary events such as litigation or acquisitions, announcements of technical innovations or changes in pricing policies by the Company or its competitors, the development of in-house sterilization capabilities by manufacturers, changing government regulations or industry standards and developments with respect to FDA, NRC or other government regulations, developments with respect to patents or other proprietary rights or public concern as to the safety of sterilization services performed by the Company, as well as changes in the market for medical products and general economic, political and market conditions, may have a significant effect on the market price of the Company's Common Stock. In addition, stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company. The Company's Certificate of Incorporation allows the Board of Directors to issue and determine the rights, powers and preferences of Preferred Stock without any vote or further action by the stockholders, and certain provisions of the Company's Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting, and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. Certain provisions of Delaware law could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The possible issuance of Preferred Stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock.

                                   MANAGEMENT

     The directors and executive officers of the Company as of August 5, 1998 are as follows:

                NAME                   AGE                       POSITION
                ----                   ---                       --------
James F. Clouser.....................  47    President, Chief Executive Officer and Director
D. Patterson Adams...................  45    Vice President and General Manager, Non-Medical
                                             Division
Thomas J. Balutis....................  46    Chief Financial Officer and Vice President of
                                             Finance and Administration
Eric W. Beers........................  38    Senior Vice President of Engineering
Donald A. Currie.....................  41    Vice President of Operations, Eastern Region
Eugene C. Davis......................  50    Vice President of Operations, Western Region
Lisa C. Foster.......................  37    Vice President of Quality Assurance
David E. Meyer.......................  47    President of Medical Products Division
Charles W. King, Jr..................  62    Chairman of the Board
James Yarter(1)......................  61    Director
Frederick J. Ruegsegger(1)...........  42    Director

---------------
(1) Member of Audit Committee and Compensation Committee.

     All directors hold office until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the direction of the Board of Directors. There are no family relationships among the directors or officers of the Company.

     James F. Clouser joined SteriGenics in June 1988 as President and Chief Executive Officer. Previously, from 1984 to 1988 he served as Chief Operating Officer of Attain, Inc., a high technology start-up manufacturer of automatic test equipment for semiconductor devices. Mr. Clouser has a Bachelor of Science in Engineering from Pennsylvania State University, a Master of Business Administration degree in Finance from Wayne State University, and a Masters of Science degree in Accounting from Rochester Institute of Technology.

     D. Patterson Adams joined SteriGenics in January 1998 as Vice President and General Manager of the Non-Medical Division. Prior to joining SteriGenics, Mr. Adams served as a consultant to health care providers and medical manufacturers as President of VestCorp, an investment holding company, from July 1995 to January 1998. Mr. Adams served as Chief Operating Officer of Progressive Capital Investment Corporation from July 1993 to June 1995. From June 1988 to June 1993, Mr. Adams was Vice President of EtO Operations for Isomedix, Inc. Mr. Adams earned his Bachelor of Science Degree in Biology from the University of Memphis.

     Thomas J. Balutis joined SteriGenics in June 1998 as Chief Financial Officer and Vice President of Finance and Administration. Prior to joining SteriGenics and since 1978, Mr. Balutis has held the position of Chief Financial Officer for various entities affiliated with Bertelsmann AG, an international media company, the most recent of which was Bertelsmann Industry Services, Inc. Mr. Balutis has a Bachelor of Science in Business Administration from King's College and a Master of Business Administration from Wilkes University.

     Eric W. Beers joined SteriGenics in February 1994 as Senior Vice President of Engineering. Prior to joining SteriGeneics and since 1980, Mr. Beers held several engineering and managerial positions with Nordion, a supplier of Colbalt 60 and irradiation equipment, the most recent of which was as Manager of the Industrial Irradiation Engineering Department. Mr. Beers has a degree in Mechanical/Aeronautical Engineering from Carleton University in Canada and is a Member of the Association of Professional Engineers of Ontario, Canada.

     Donald A. Currie joined SteriGeneics in March 1991 as General Manager of the Westerville facility. In August 1994, Mr. Currie became Director of Operations overseeing the Westerville and Schaumburg facilities and was promoted to Vice President of Operations, Non-Medical in November 1996. In January 1998, Mr. Currie became Vice President of Operations, Eastern Region. Mr. Currie has a Bachelor of Arts degree in Materials and Operations Management from Michigan State University.

     Frederick J. Ruegsegger became a director of the Company in August 1998. Mr. Reugsegger has been the Senior Vice President, Finance and Corporate Development and Chief Financial Officer of Axys Pharmaceuticals, Inc. since January 1998. Prior to that he served as Vice President, Finance and Administration and Chief Financial Officer of Arris Pharmaceutical Corporation from December 1996 until January 1998. From 1993 to 1996, he was President and Chief Executive Officer of EyeSys Technologies, Inc., a medical instrument and software company. Mr. Ruegsegger received a B.S. degree in Economics from the University of Illinois and a Master of Management from Northwestern University's Kellogg Graduate School of Management.

     James R. Yarter became a director of the Company in January 1998. Mr. Yarter has been a consultant to medical device manufacturers since April 1996. From October 1995 to April 1996, Mr. Yarter served as President and Chief Executive Officer of U.S. Medical, a medical device company. From February 1994 to October 1995, Mr. Yarter was President and Chief Executive Officer of BLOCK Medical, a medical device company. Mr. Yarter provided private consulting services to medical device manufacturers from 1990 to February 1994. Previously, Mr. Yarter served as a corporate officer at C.R. Bard, a medical equipment and supplies manufacturer.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 5, 1998, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                             SHARES BENEFICIALLY OWNED
                                                             AS OF AUGUST 5, 1998(1)(2)
                                                       --------------------------------------
                  BENEFICIAL OWNER                     NUMBER OF SHARES   PERCENTAGE OF CLASS
                  ----------------                     ----------------   -------------------
Charles W. King, III Trust...........................      681,600                8.8%
  c/o King Asset Management Corporation
  1999 South Bascom Avenue, Ste. 925
  Campbell, CA 95008
Michael J. King Trust................................      681,600                8.8%
  c/o King Asset Management Corporation
  1999 South Bascom Avenue, Ste. 925
  Campbell, CA 95008
Patricia Morley King Trust...........................      681,600                8.8%
  c/o King Asset Management Corporation
  1999 South Bascom Avenue, Ste. 925
  Campbell, CA 95008
Charles W. King, Jr. Revocable Trust.................      431,462                5.5%
  c/o King Asset Management Corporation
  1999 South Bascom Avenue, Ste. 925
  Campbell, CA 95008
Thomas J. Balutis....................................           --                 --
Eric W. Beers(3).....................................       22,367                  *
James F. Clouser(4)..................................      258,413                3.2%
Donald A. Currie(5)..................................       15,130                  *
Eugene C. Davis(6)...................................       14,000                  *
David E. Meyer(7)....................................       31,517                  *
Charles W. King, Jr.(8)..............................      431,462                5.5%
Frederick J. Ruegsegger..............................          150                  *
James R. Yarter......................................           --                 --
All current directors and executive officers as a
  group
  (11 persons)(9)....................................      361,150                4.5%

---------------
 *  Less than 1% of the outstanding shares of Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 5, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. To the Company's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Percentage ownership is based on 7,779,619 shares of Common Stock outstanding on August 5, 1998.

(3) Includes 19,367 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of August 5, 1998.

(4) Includes 223,124 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of August 5, 1998.

(5) Includes 15,130 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of August 5, 1998.

(6) Includes 14,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of August 5, 1998.

(7) Includes 31,017 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of August 5, 1998.

(8) Mr. King does not have any beneficial ownership of the Charles W. King, III Trust, the Michael J. King Trust or the Patricia Morley King Trust.

(9) Includes 321,011 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of August 5, 1998.

                              SELLING STOCKHOLDER

     The following table sets forth certain information, as of August 5, 1998, with respect to the number of shares of Common Stock owned by the Selling Stockholder and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholder may offer the Shares for resale from time to time. See "Plan of Distribution."

     The Shares being offered by the Selling Stockholder were acquired from the Company in the Company's acquisition of ThermoSpectra Corporation, pursuant to the Asset Acquisition Agreement dated December 27, 1997, whereby RSI Leasing, Inc., a California corporation and wholly owned subsidiary of SteriGenics, acquired the assets of ThermoSpectra Corporation. The Common Stock was issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Selling Stockholder represented to the Company that it was acquiring the Shares for investment and with no present intention of distributing the Shares.

     The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. The Company has agreed to use its best efforts to keep such Registration Statement effective for the lesser of thirty (30) days from the date of effectiveness of this Prospectus or until all Shares have been sold.

     The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholder named below:

                                          SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                                 OWNED                                       OWNED
                                           PRIOR TO OFFERING                           AFTER THE OFFERING
                                         ----------------------                      ----------------------
                                         NUMBER OF                NUMBER OF SHARES   NUMBER OF
NAME AND ADDRESS OF SELLING STOCKHOLDER   SHARES     PERCENT(1)    BEING OFFERED      SHARES     PERCENT(1)
---------------------------------------  ---------   ----------   ----------------   ---------   ----------
Thermo Spectra Corporation.............   109,307       1.4%          109,307             0           *
Eight East Forge Parkway
Franklin, MA 02038
          Total........................   109,307       1.4%          109,307             0           *
                                                        ===                             ===         ===

---------------
 *  Less than 1%

(1) Based upon shares of Common Stock outstanding on August 5, 1998. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

                              PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholder from time to time in transactions in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the Shares may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if it acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholder to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold Shares. Brokers-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

     Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholder.

     The Selling Stockholder will pay all commissions and other expenses associated with the sale of Shares by it. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholder. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $0.001 par value, and 1,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

     As of August 5, 1998, there were 7,779,619 shares of Common Stock outstanding that were held of record by approximately 52 stockholders.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Price Range of Common Stock and Dividend Policy." In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

     Under the terms of the Asset Acquisition Agreement entered into as of December 27, 1997 by and among SteriGenics, RSI Leasing, Inc. and ThermoSpectra Corporation ("ThermoSpectra"), under which the Company acquired certain assets of the Nicolet Electron Services Division, ThermoSpectra may under certain circumstances be entitled to receive up to an additional 21,861 shares of Common Stock of the Company.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

     The consolidated financial statement and schedule of SteriGenics International, Inc. at March 31, 1998 and 1997 and for each of the three years in the period ended March 31, 1998 incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, thereon incorporated by reference herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON, SELLING STOCKHOLDER OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................     2
Information Incorporated by
  Reference............................     2
Forward -- Looking Statements..........     3
Risk Factors...........................     5
Management.............................    16
Stock Ownership of Certain Beneficial
  Owners and Management................    18
Selling Stockholder....................    20
Plan of Distribution...................    20
Description of Capital Stock...........    22
Legal Matters..........................    22
Experts................................    22

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  STERIGENICS
                              INTERNATIONAL, INC.
                            ------------------------
                                  COMMON STOCK

                                 109,307 SHARES
                            ------------------------
                                AUGUST   , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The fees and expenses incurred by the Company in connection with the offering are payable by the Company and, other than filing fees, are estimated as follows:

Securities and Exchange Commission Registration Fee.........  $   599
Legal Fees and Expenses.....................................   30,000
Accounting Fees and Expenses................................   20,000
Printing and Engraving Expenses.............................    5,000
Transfer Agent and Registrar Fees...........................       --
Miscellaneous...............................................   10,001
                                                              -------
          Total.............................................  $65,600
                                                              =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the DGCL, SteriGenics' Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of SteriGenics for violations of their fiduciary duty. This provision eliminates each director's liability to SteriGenics or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to SteriGenics or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     SteriGenics' Certificate and Bylaws provide for indemnification of the officers and directors of SteriGenics to the fullest extent permitted by applicable law.

     SteriGenics has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 16. EXHIBITS

     The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

     (a) EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
     4.2+ Specimen Common Stock certificate.
     4.3+ Investors' Rights Agreement, dated September 20, 1993 among the Registrant and the investors and the founders named
          therein.
     4.4* Registration Rights Agreement, dated December 31, 1997 among the Registrant and ThermoSpectra Corporation.
     5.1  Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP.
    23.1  Consent of Ernst & Young LLP Independent Auditors.
    23.2  Consent of Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP (reference is made to Exhibit 5.1).
    24.1  Power of Attorney (reference is made to page II-4 of this
          Registration Statement).

---------------
+ Incorporated by reference from the exhibit of the same number in the Registrant's Registration Statement on Form S-1 (Registration No. 333-30047) as filed with the SEC on June 24, 1997.

* Incorporated by reference from Exhibit 4.1 of the Registrant's SEC Filing on Form 8-K as filed with the SEC on January 14, 1998.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, State of California, on the 14th day of August, 1998.

                                          STERIGENICS INTERNATIONAL, INC.

                                          By:     /s/ THOMAS J. BALUTIS
                                            ------------------------------------
                                            Thomas J. Balutis
                                            Vice President Finance and
                                              Administration
                                            and Chief Financial Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Thomas J. Balutis and Carole-Lynn S. Glass and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-if-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURES                                     TITLE                    DATE
                     ----------                                     -----                    ----
                /s/ JAMES F. CLOUSER                     President, Chief Executive     August 14, 1998
-----------------------------------------------------       Officer, and Director
                  James F. Clouser                      (Principal Executive Officer)
                /s/ THOMAS J. BALUTIS                    Vice President Finance and     August 14, 1998
-----------------------------------------------------     Administration and Chief
                  Thomas J. Balutis                     Financial Officer (Principal
                                                             Financial Officer)
              /s/ CHARLES W. KING, JR.                      Chairman of the Board       August 14, 1998
-----------------------------------------------------
                Charles W. King, Jr.

             /s/ FREDERICK J. RUEGSEGGER                          Director              August 14, 1998
-----------------------------------------------------
               Frederick J. Ruegsegger

                                                                  Director
-----------------------------------------------------
                   James R. Yarter

              /s/ CAROLE-LYNN S. GLASS                    Corporate Controller and      August 14, 1998
-----------------------------------------------------  Director of Finance (Principal
                Carole-Lynn S. Glass                         Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
4.2+     Specimen Common Stock certificate.
4.3+     Investors' Rights Agreement, dated September 20, 1993 among the Registrant and the investors and the founders named
         therein.
4.4*     Registration Rights Agreement, dated December 31, 1997 among the Registrant and ThermoSpectra Corporation.
5.1      Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
         Hachigian, LLP.
23.1     Consent of Ernst & Young LLP Independent Auditors.
23.2     Consent of Gunderson Dettmer Stough Villeneuve Franklin &
         Hachigian, LLP (reference is made to Exhibit 5.1).
24.1     Power of Attorney (reference is made to page II-4 of this
         Registration Statement).

---------------
+ Incorporated by reference from the exhibit of the same number in the Registrant's Registration Statement on Form S-1 (Registration No. 333-30047) as filed with the SEC on June 24, 1997.

* Incorporated by reference from Exhibit 4.1 of the Registrant's SEC Filing on Form 8-K as filed with the SEC on January 14, 1998.